Leap Reports Third Quarter Results

~ New Initiatives Being Introduced to Drive Improved Customer Activity and Financial Performance

~ ~ Initiatives Include Higher-Quality Devices, Enhanced Service Offerings and Customer Experience Improvements

~-- Third quarter customer results reflect higher entry-level smartphone pricing, expected second quarter churn pressures and wireless industry softness

-- Adjusted OIBDA impacted by marketing and other expenses associated with transition

-- Significant sequential improvement to free cash flow

-- Operating income of $81 million includes net gain on spectrum transaction

-- Earnings per share of $0.32

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 11:00 a.m. EST today at http://investor.leapwireless.com.

SAN DIEGO, Nov. 7, 2012 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today reported operational and financial results for the three and nine months ended September 30, 2012. Service revenues for the third quarter of 2012 increased 0.7 percent over the prior year quarter to $722.0 million. The Company reported $131.6 million of adjusted operating income before depreciation and amortization (OIBDA) for the third quarter, compared to $154.3 million for the prior year quarter. Third quarter 2012 operating income was $81.4 million, compared to an operating loss of $16.1 million for the third quarter of 2011, and reflected an approximate $130 million net gain resulting from an exchange of spectrum licenses.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 563,000 gross customer additions for the third quarter of 2012 and approximately 269,000 net customer losses. Customer churn for the third quarter of 2012 was 4.8 percent.

"During the third quarter, we continued a significant transition of our business to meet the changing needs of our customers and improve our financial performance," said S. Douglas Hutcheson, Leap's president and chief executive officer. "We increased pricing on entry-level smartphones to improve customer survival and plan to continue adding higher-quality, higher-priced handsets to our device portfolio. We also added compelling, new features and updated pricing for our service plans and enhanced our Muve Music service, all to provide customers with increased value at a selection of different price points. Third quarter customer results also reflect previously discussed churn pressures from the effects of certain retention programs and handset quality issues we experienced in the second quarter, as well as general industry softness. We believe that the new initiatives that are being introduced will enhance the customer experience, improve our customer value proposition and drive improvements to churn.

"We also remain focused on improving our financial performance and profitability, evidenced by the significant sequential improvement in free cash flow. The year-over-year change in third quarter adjusted OIBDA reflected increased marketing costs for the launch of our new devices and service plans and increased product costs associated with uptake of our all-inclusive offerings. In addition, we are reducing projected 2012 capital expenditures by approximately $85 million, principally by managing 3G network capacity investments, exploring cost-effective alternatives to deliver 4G LTE services and exercising increased financial discipline. We also recently strengthened our balance sheet by refinancing $300 million of senior indebtedness due in 2015 through a new $400 million senior secured term loan facility maturing in 2019. Our top priorities remain improving our customers' experience and continuing to drive free cash flow."

Financial Results and Operating Metrics (1)

(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Service revenues	$722.0	$717.3	0.7%	$2,247.3	$2,099.8	7.0%
Total revenues	$774.0	$763.3	1.4%	$2,386.4	$2,303.7	3.6%
Operating income (loss)	$81.4	$(16.1)	—	$97.2	$(21.8)	—
Adjusted OIBDA	$131.6	$154.3	(14.7)%	$453.0	$427.4	6.0%
Adjusted OIBDA as a percentage of service revenues	18%	22%	—	20%	20%	—
Net income (loss)	$26.9	$(94.1)	—	$(113.5)	$(239.0)	—
Net income (loss) attributable to common stockholders	$25.0	$(68.8)	—	$(115.0)	$(230.3)	—
Diluted net income (loss) per share attributable to common stockholders	$0.32	$(0.90)	—	$(1.49)	$(3.01)	—
Gross customer additions(2)	563,459	665,939	(15.4)%	1,915,726	2,140,966	(10.5)%
Net customer additions (loss)	(268,984)	9,511	—	(300,194)	236,945	—
End of period customers	5,633,819	5,755,124	(2.1)%	5,633,819	5,755,124	(2.1)%
Weighted-average customers	5,727,212	5,743,943	(0.3)%	5,914,895	5,720,270	3.4%
Churn	4.8%	3.8%	—	4.2%	3.7%	—
End of period covered POPS	~95.5	~95.3	—	~95.5	~95.3	—
Average revenue per user (ARPU)	$41.94	$41.25	1.7%	$42.06	$40.26	4.5%
Cash cost per user (CCU)	$24.11	$23.09	4.4%	$23.85	$22.65	5.3%
Cost per gross addition (CPGA)	$310	$238	30.3%	$269	$224	20.1%
Free cash flow	$(7.7)	$63.4	—	$(222.5)	$(21.2)	—
Cash purchases of property and equipment	$106.2	$103.1	3.0%	$371.6	$289.3	28.4%
Unrestricted cash, cash equivalents and short-term investments	$623.0	$800.0	(22.1)%	$623.0	$800.0	(22.1)%

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the third quarter of 2012 were approximately 5,634,000, a 2.1 percent decrease from end-of-period customers for the third quarter of 2011.
  The Company reported a net loss of approximately 269,000 customers for the third quarter of 2012, compared to net additions of approximately 10,000 customers for the third quarter of 2011.
    Voice net customer losses of approximately 239,000 reflected lower gross additions due to increased pricing for the Company's entry-level smartphones and general wireless industry softness, as well as higher year-over-year churn levels.
    Broadband net customer losses of approximately 29,000 reflected the Company's continued de-emphasis of this product and further shift of network usage to higher-ARPU smartphones.
  Customer churn for the third quarter of 2012 was 4.8 percent, compared to 3.8 percent for the third quarter of 2011.
    Voice customer churn for the third quarter of 2012 was 4.7 percent, compared to 3.4 percent for the comparable period of the prior year, reflecting continued churn pressures from the second quarter of 2012 due to changes in the Company's retention programs and quality issues in certain entry-level smartphones.
    Broadband customer churn for the third quarter of 2012 was 7.8 percent, compared to 8.7 percent for the comparable period of the prior year, reflecting increased customer tenure and higher out-the-door device pricing.
  57 percent of the Company's new handset sales in the third quarter of 2012 were for smartphones and approximately 9 percent of the Company's voice customer base upgraded their handsets during the quarter.

Service Revenues and ARPU

  Service revenues for the third quarter of 2012 increased to $722.0 million, a 0.7 percent increase over the comparable period of the prior year, primarily due to continued uptake of the Company's higher-ARPU service plans.
  ARPU for the third quarter of 2012 was $41.94, an increase of $0.69 over the comparable period of the prior year.  The year-over-year increase in ARPU primarily reflected continued uptake of higher-value service plans.

Operating Expenses, Adjusted OIBDA & Financial Metrics

  Adjusted OIBDA for the third quarter of 2012 was $131.6 million, a decrease of 14.7 percent over the comparable period of the prior year.  The year-over-year decrease primarily reflected higher marketing and product costs.
  Third quarter 2012 operating income was $81.4 million, compared with an operating loss of $16.1 million for the comparable period of the prior year.  The year-over-year improvement in operating income reflected an approximate $130 million net gain associated with spectrum transactions with Verizon Wireless, offset by approximately $15 million of restructuring costs.
  CCU for the third quarter of 2012 increased 4.4 percent over the prior year quarter to $24.11, primarily due to higher product costs.
  CPGA for the third quarter of 2012 increased by 30.3 percent over the prior year quarter to $310, reflecting a year-over-year increase in marketing costs and decrease in gross customer additions, which reflected a lower percentage of non-subsidized activations compared to the prior year quarter.
  Net income attributable to common stockholders for the third quarter of 2012 was $25.0 million, or $0.32 per diluted share, compared to a net loss attributable to common stockholders of $68.8 million, or ($0.90) per diluted share, for the third quarter of 2011, and was primarily attributable to the increase in operating income discussed above.

Capital Expenditures and Free Cash Flow

  Capital expenditures during the third quarter of 2012 were $106.2 million.
  Free cash flow for the third quarter of 2012 was ($7.7) million, compared to $63.4 million for the prior year quarter and ($103.8) million for the second quarter of 2012.  Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The decrease to free cash flow was primarily driven by an increase in marketing and product costs as well as the timing of payments in the quarter related to capital expenditures and inventory purchases.

Updated Business Outlook

  Total capital expenditures for 2012 are expected to be between $450 million and $470 million, including spending for the deployment of next-generation LTE network technology.
  Total capital expenditures for the ongoing maintenance and development of the Company's network in 2013 (excluding capital expenditures for any deployment of next-generation LTE network technology) are expected to be approximately 10% as a percentage of the Company's service revenues.
  The Company is considering alternatives to offer next-generation LTE network technology services to customers in its network footprint.
    The Company plans to cover approximately 21 million POPs with LTE network technology in 2012.
    The Company is exploring cost-effective ways to deliver LTE services to additional customers, which may include deploying facilities-based coverage and/or entering into possible partnerships or joint ventures with others.

Other Business & Operational Highlights

  Launched Cricket Lifeline service in 11 new states and the District of Columbia.
  Introduced four new handsets, including iPhone 5, HTC One V, Huawei Ascend Q and ZTE Engage.
  Introduced new, enhanced service plans and features, including Muve Music in all Android-based smartphone service plans and new international calling features.
  Announced the introduction of RadioShack No-Contract Wireless, powered by Cricket.
  Completed previously announced spectrum transactions with Verizon Wireless.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 11:00 a.m. EST / 8:00 a.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-748-2715 (domestic) or 1-212-231-2926 (international). No participant pass code number is required for this call.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 11:00 a.m. EST/8:00 a.m. PST.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21606816.

About Leap

Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, free cash flow, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, enhance our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to refinance our indebtedness under, or comply with the covenants in, any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 6, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of November 7, 2012, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Muve First, Muve Headliners, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	September 30, 2012	December 31, 2011
Assets	(Unaudited)
Cash and cash equivalents	$446,362	$345,243
Short-term investments	176,672	405,801
Inventories	67,823	116,957
Deferred charges	45,090	57,979
Other current assets	159,270	134,457
Total current assets	895,217	1,060,437
Property and equipment, net	1,870,270	1,957,374
Wireless licenses	1,788,363	1,788,970
Assets held for sale	186,467	204,256
Goodwill	31,886	31,886
Intangible assets, net	28,283	41,477
Other assets	67,663	68,290
Total assets	$4,868,149	$5,152,690
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$321,874	$460,278
Current maturities of long-term debt	—	21,911
Other current liabilities	250,770	256,357
Total current liabilities	572,644	738,546
Long-term debt, net	3,204,393	3,198,749
Deferred tax liabilities	340,147	333,804
Other long-term liabilities	176,507	172,366
Total liabilities	4,293,691	4,443,465
Redeemable non-controlling interests	69,905	95,910
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,213,684 and 78,924,049 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	8	8
Additional paid-in capital	2,180,105	2,175,436
Accumulated deficit	(1,674,870)	(1,561,417)
Accumulated other comprehensive loss	(690)	(712)
Total stockholders' equity	504,553	613,315
Total liabilities and stockholders' equity	$4,868,149	$5,152,690

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1)
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Service revenues	$722,022	$717,296	$2,247,305	$2,099,794
Equipment revenues	51,950	45,983	139,058	203,937
Total revenues	773,972	763,279	2,386,363	2,303,731
Operating expenses:
Cost of service (exclusive of items shown separately below)	266,401	255,899	784,267	736,714
Cost of equipment	203,846	190,364	623,366	602,836
Selling and marketing	88,111	79,895	260,912	276,908
General and administrative	85,997	83,899	270,588	271,387
Depreciation and amortization	161,821	144,904	462,847	407,715
Impairments and other charges	14,753	23,693	14,753	24,324
Total operating expenses	820,929	778,654	2,416,733	2,319,884
Gain (loss) on sale or disposal of assets, net	128,366	(678)	127,565	(5,673)
Operating income (loss)	81,409	(16,053)	97,195	(21,826)
Equity in net income (loss) of investees, net	(203)	764	(69)	2,953
Interest income	62	59	119	182
Interest expense	(67,308)	(67,028)	(201,333)	(187,770)
Other expense, net	—	32	—	—
Income (loss) before income taxes	13,960	(82,226)	(104,088)	(206,461)
Income tax benefit (expense)	12,908	(11,899)	(9,365)	(32,546)
Net income (loss)	26,868	(94,125)	(113,453)	(239,007)
Accretion of redeemable non-controlling interests and distributions, net of tax	(1,853)	25,295	(1,561)	8,755
Net income (loss) attributable to common stockholders	$25,015	$(68,830)	$(115,014)	$(230,252)
Income (loss) per share attributable to common stockholders:
Basic	$0.32	$(0.90)	$(1.49)	$(3.01)
Diluted	$0.32	$(0.90)	$(1.49)	$(3.01)
Shares used in per share calculations:
Basic	77,402	76,537	77,213	76,470
Diluted	77,524	76,537	77,213	76,470
Other comprehensive income (loss):
Net loss	$26,868	$(94,125)	$(113,453)	$(239,007)
Net unrealized holding gains (losses) on investments and other	11	(9)	23	—
Comprehensive income (loss)	$26,879	$(94,134)	$(113,430)	$(239,007)

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net cash provided by operating activities	$149,025	$268,134
Investing activities:
Acquisition of a business	—	(850)
Purchases of property and equipment	(371,558)	(289,304)
Change in prepayments for purchases of property and equipment	(1,940)	(2,281)
Purchases of wireless licenses and spectrum clearing costs	(3,625)	(3,535)
Proceeds from sales of wireless licenses and operating assets, net	154,021	1,887
Purchases of investments	(268,854)	(521,909)
Sales and maturities of investments	497,762	214,726
Dividend received from equity investee	—	11,606
Change in restricted cash	(760)	(920)
Net cash provided by (used in) investing activities	5,046	(590,580)
Financing activities:
Proceeds from issuance of long-term debt	—	396,772
Repayment of long-term debt	(21,911)	(15,089)
Payment of debt issuance costs	(296)	(7,177)
Proceeds from issuance of common stock	483	712
Proceeds from sale lease-back financing	—	25,815
Payments made to joint venture partners	(27,566)	(2,523)
Other	(3,662)	(2,115)
Net cash provided by (used in) financing activities	(52,952)	396,395
Net increase in cash and cash equivalents	101,119	73,949
Cash and cash equivalents at beginning of period	345,243	350,790
Cash and cash equivalents at end of period	$446,362	$424,739

Supplementary disclosure of cash flow information:
Cash paid for interest	$(151,519)	$(123,653)
Cash paid for income taxes	$(3,943)	$(3,494)

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. As of September 30, 2012, the Company consolidated its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island was a variable interest entity and, among other things, the Company had entered into an agreement with Savary Island's other member which established a specified purchase price when it exercised its right to sell its membership interest to the Company. Subsequent to September 30, 2012, Savary Island became a wholly owned subsidiary of the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and nine months ended September 30, 2012 and 2011 (unaudited; in thousands, except percentages):

	Three Months Ended September 30,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$722,022		$717,296		$4,726	0.7%
Equipment revenues	51,950		45,983		5,967	13.0%
Total revenues	773,972		763,279		10,693	1.4%
Operating expenses:
Cost of service	266,401	36.9%	255,899	35.7%	10,502	4.1%
Cost of equipment	203,846	28.2%	190,364	26.5%	13,482	7.1%
Selling and marketing	88,111	12.2%	79,895	11.1%	8,216	10.3%
General and administrative	85,997	11.9%	83,899	11.7%	2,098	2.5%
Depreciation and amortization	161,821	22.4%	144,904	20.2%	16,917	11.7%
Impairments and other charges	14,753	2.0%	23,693	3.3%	(8,940)	(37.7)%
Total operating expenses	820,929	113.7%	778,654	108.6%	42,275	5.4%
Gain (loss) on sale or disposal of assets, net	128,366	17.8%	(678)	(0.1)%	129,044	—
Operating income (loss)	$81,409	11.3%	$(16,053)	(2.2)%	$97,462	—

	Nine Months Ended September 30,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$2,247,305		$2,099,794		$147,511	7.0%
Equipment revenues	139,058		203,937		(64,879)	(31.8)%
Total revenues	2,386,363		2,303,731		82,632	3.6%
Operating expenses:
Cost of service	784,267	34.9%	736,714	35.1%	47,553	6.5%
Cost of equipment	623,366	27.7%	602,836	28.7%	20,530	3.4%
Selling and marketing	260,912	11.6%	276,908	13.2%	(15,996)	(5.8)%
General and administrative	270,588	12.0%	271,387	12.9%	(799)	(0.3)%
Depreciation and amortization	462,847	20.6%	407,715	19.4%	55,132	13.5%
Impairments and other charges	14,753	0.7%	24,324	1.2%	(9,571)	(39.3)%
Total operating expenses	2,416,733	107.5%	2,319,884	110.5%	96,849	4.2%
Gain (loss) on sale or disposal of assets, net	127,565	5.7%	(5,673)	(0.3)%	133,238	—
Operating income (loss)	$97,195	4.3%	$(21,826)	(1.0)%	$119,021	—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Service revenues	$722,022	$717,296	$2,247,305	$2,099,794
Less pass-through regulatory fees and telecommunications taxes.	(1,476)	(6,414)	(8,291)	(27,328)
Total service revenues used in the calculation of ARPU	$720,546	$710,882	$2,239,014	$2,072,466
Weighted-average number of customers	5,727,212	5,743,943	5,914,895	5,720,270
ARPU	$41.94	$41.25	$42.06	$40.26

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Third-party commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selling and marketing expense	$88,111	$79,895	$260,912	$276,908
Less share-based compensation expense included in selling and marketing expense	300	(760)	(339)	(1,068)
Plus cost of equipment	203,846	190,364	623,366	602,836
Less equipment revenue	(51,950)	(45,983)	(139,058)	(203,937)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(65,611)	(64,738)	(228,640)	(195,782)
Total costs used in the calculation of CPGA	$174,696	$158,778	$516,241	$478,957
Gross customer additions	563,459	665,939	1,915,726	2,140,966
CPGA	$310	$238	$269	$224

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cost of service	$266,401	$255,899	$784,267	$736,714
Plus general and administrative expense	85,997	83,899	270,588	271,387
Less share-based compensation expense included in cost of service and general and administrative expense	(2,310)	(270)	(5,406)	(10,487)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	65,611	64,738	228,640	195,782
Less pass-through regulatory fees and telecommunications taxes	(1,476)	(6,414)	(8,291)	(27,328)
Total costs used in the calculation of CCU	$414,223	$397,852	$1,269,798	$1,166,068
Weighted-average number of customers	5,727,212	5,743,943	5,914,895	5,720,270
CCU	$24.11	$23.09	$23.85	$22.65

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

it does not reflect capital expenditures;

  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

it does not reflect costs associated with share-based awards exchanged for employee services;
it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;
it does not reflect expenses incurred for the payment of income taxes and other taxes; and
other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income (loss)	$81,409	$(16,053)	$97,195	$(21,826)
Plus depreciation and amortization	161,821	144,904	462,847	407,715
OIBDA	$243,230	$128,851	$560,042	$385,889
Plus (gain) loss on sale, exchange or disposal of assets, net	(128,366)	678	(127,565)	5,673
Plus impairments and other charges	14,753	23,693	14,753	24,324
Plus share-based compensation expense	2,010	1,030	5,745	11,555
Adjusted OIBDA	$131,627	$154,252	$452,975	$427,441

(6)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow should not be considered as an alternative to net cash flow provided by (used for) operating activities as determined in accordance with GAAP or as a measure of liquidity.

Management believes that free cash flow provides useful information about the amount of cash available to us to fund ongoing operations and working capital needs, service our debt, satisfy our tax obligations, strengthen our balance sheet and make investments in our business. Management also believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate cash generated from our underlying operations in a manner similar to that used by management.  In addition, free cash flow is a primary measure used externally by investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures used by other companies. In addition, free cash flow (as a measure of liquidity) has certain limitations and does not represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

The following table reconciles net cash provided by operating activities to free cash flow, which we consider to be the most directly comparable GAAP financial measure to free cash flow (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$98,406	$166,495	$149,025	$268,134
Purchases of property and equipment	(106,146)	(103,118)	(371,558)	(289,304)
Free cash flow	$(7,740)	$63,377	$(222,533)	$(21,170)

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com; or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com